Exhibit E.1

Lima, June 9, 2010

The Republic of Peru

Ministry of Economy and Finance

Jr. Junín, 319 - Lima 1

Peru

Ladies and Gentlemen:

We have acted as legal counsel to the Ministry of Economy and Finance of the Republic of Peru (the “Republic”) in connection with the Republic’s offer to holders of the outstanding bonds identified in the Prospectus Supplement (as defined below) (collectively, the “Eligible Bonds”) of the Republic to exchange the Eligible Bonds for U.S.$1,260,803,000.00 8.750% U.S. Dollar-Denominated Global Bonds due 2033 that have been issued by the Republic on April 29, 2010 (the “Reopened 2033 Bonds”), and tender certain Eligible Bonds for cash. The Reopened 2033 Bonds have been issued pursuant to a Fiscal Agency Agreement, dated as of February 6, 2003, as amended by Amendment No. 1, dated November 21, 2003, and Amendment No. 2, dated October 14, 2004, (the “Fiscal Agency Agreement”), between the Republic and JPMorgan Chase Bank, N.A., (now The Bank of New York Mellon) (the “Fiscal Agent”), and are a further issuance of Peru’s 8.750% U.S. Dollar-Denominated Global Bonds due 2033 and will be consolidated with and will form a single series with the U.S.$500,000,000 principal amount of the bonds that were originally issued on November 21, 2003 (the “Initial 2033 Bonds”), the U.S.$400,000,000 principal amount of the bonds that were originally issued on February 3, 2005 (the “Subsequent 2033 Bonds”) and the U.S.$84,636,000 principal amount of the bonds that were originally issued on March 14, 2007 (together with the Initial 2033 Bonds and the Subsequent 2033 Bonds, the “Prior 2033 Bonds”), pursuant to a registration statement (No. 333-164617), as amended (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), the prospectus dated April 9, 2010 (the “Prospectus”), filed with the Commission as part of the Registration Statement and the prospectus supplement dated April 9, 2010 (the “Prospectus Supplement”), as filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act.

In arriving at the opinion expressed below, we have reviewed the following:

i)	the Registration Statement and the related Prospectus, as supplemented by the Prospectus Supplement;

ii)	the Fiscal Agency Agreement;

iii)	a copy of the Reopened 2033 Bonds in global form, as executed by the Republic;

iv)	all relevant provisions of the Political Constitution of the Republic of Peru of 1993, in particular Article 75, and all relevant laws, decrees and acts of the Republic under which the issuance of the Reopened 2033 Bonds has been authorized, included but not limited to the following:

1.	Annual Indebtedness Law of the Public Sector for the Fiscal Year 2010, Law No. 29465;

2.	Supreme Decree No. 102-2010-EF of the President of the Republic, in force as of April 8, 2010;

3.	Ministerial Resolution No. 173-2010-EF/75 of the Ministry of Economy and Finance of the Republic, in force as of April 8, 2010;

v)	all such other documents, instruments and rules as we have deemed to be necessary as a basis for the opinion hereinafter expressed.

In this opinion letter we refer to the documents referred to in paragraphs (i), (ii) and (iii) above as the “Agreements”.

In considering the documents listed above, we have assumed (1) the genuineness of all signatures thereto, and the authenticity of all documents sent to us as originals and the conformity with authentic original documents of all documents submitted to us as copies; (2) the power and authority of all parties other than the Republic to enter into, execute and deliver the Agreements; and (3) that all of the parties to the Agreements other than the Republic are duly organized and validly existing.

It is our opinion that under and with respect to the present laws of the Republic, the Reopened 2033 Bonds have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Fiscal Agency Agreement, constitute valid and legally binding obligations of the Republic in accordance with their terms.

We hereby consent to the filing of this opinion as an exhibit to Post- Effective Amendment No.1 to the Registration Statement of Peru and to the references to us under the heading “Validity of the 2033 Bonds” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act or under the rules and regulations of the Commission.

We are Attorneys-at-Law in the Republic and we do not express or imply any opinion with respect to laws of any country or jurisdiction other than the Republic.
Very truly yours,
/S/ HERNANDEZ & CIA. ABOGADOS

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